Filed Pursuant to Rule 424(b)(5)

Registration No. 333-85648

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 15, 2005

12,025,662 SHARES OF COMMON STOCK

The 12,025,662 shares of common stock of Raytheon Company offered by this Prospectus Supplement are shares of common stock issuable under warrants that have been or will be issued by Raytheon in connection with the settlement of litigation against Raytheon in the U.S. District Court for the District of Massachusetts, in accordance with the Stipulation and Agreement of Settlement dated August 17, 2004, among Raytheon and the other participants in the settlement. The warrants have been or will be issued by Raytheon under a warrant agreement between Raytheon and the American Stock Transfer & Trust Company, as warrant agent, without compliance with the registration requirements of Section 5 of the Securities Act of 1933 in accordance with the exemption provided under Section 3(a)(10) thereof.

Our common stock is listed on the New York Stock Exchange under the symbol “RTN.” On June 8, 2006, the last reported sale price per share of our common stock on the New York Stock Exchange was $44.10.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Raytheon will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock. The warrants may be exercised at any time for a period of five years after the date of original issuance. The warrants entitle the holder to purchase from us one share of our common stock for each warrant at an initial exercise price of $37.50 per share. See “USE OF PROCEEDS.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 9, 2006

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including the Company’s common stock.

You should rely only on the information contained in or incorporated into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not offers to sell the common stock and are not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

As used in this prospectus supplement, the terms the “Company,” “Raytheon,” “we,” “us” and “our,” depending upon the context, refer to Raytheon Company and its consolidated subsidiaries or any part or division thereof.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus supplement and the prospectus that the Company expects or anticipates will or may occur in the future, including, without limitation, certain statements under “Our Company,” and located elsewhere herein regarding the Company’s financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of the Company’s and its subsidiaries’ business and operations, plans, references to future success and other such matters are forward-looking statements. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Given these uncertainties, readers should not rely on forward-looking statements. Forward-looking statements also represent the Company’s estimates and assumptions only as of the date that they were made. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus supplement. Important factors that could cause actual results to differ include, but are not limited to: risks associated with the Company’s U.S. government sales, including charges or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement, aircraft manufacturing and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with the general aviation, commuter and fractional ownership aircraft markets; accidents involving the Company’s aircraft; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements.

INFORMATION WE INCORPORATE BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, and any other document we file at the SEC’s public reference section, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information.

We incorporate by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarterly period ending March 26, 2006;

•	Our Current Reports on Form 8-K filed with the SEC on February 28, 2006, March 6, 2006, May 9, 2006, May 25, 2006 and June 9, 2006; and

•	Any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Secretary, Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

You may direct telephone requests to our Secretary at (781) 522-3000.

OUR COMPANY

With worldwide 2005 sales of $21.9 billion, we are an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. We design, develop, manufacture, integrate, support and provide a wide range of technologically advanced products, services and solutions for governmental and commercial customers in the United States and abroad.

We operate in seven principal business segments: Integrated Defense Systems (IDS); Intelligence and Information Systems (IIS); Missile Systems (MS); Network Centric Systems (NCS); Space and Airborne Systems (SAS); Technical Services (RTSC); and Aircraft. Our IDS, IIS, MS, NCS, SAS, RTSC segments and portions of our Aircraft segment are primarily engaged in government and defense work.

We were founded in 1922 and are currently incorporated in the state of Delaware. The Company is the surviving company of the 1997 merger of HE Holdings, Inc. and Raytheon Company. The Company’s principal executive offices are located at 870 Winter Street, Waltham, Massachusetts 02451.

USE OF PROCEEDS

Assuming all the warrants are exercised, the Company will receive gross proceeds of $450,962,325. The proceeds from the sale of common stock pursuant to the exercise of the warrants will be used for general corporate purposes.

DESCRIPTION OF WARRANTS

Pursuant to the terms of the settlement of In re Raytheon Company Securities Litigation, Case No. 99-12142-PBS, Raytheon is issuing 12,025,662 warrants (the “Settlement Warrants”) to purchase its common stock, at an exercise price of $37.50 per share. Raytheon has caused the Settlement Warrants to be listed on the New York Stock Exchange for trading. The value of the Settlement Warrants will be determined by the market and may decrease or increase over time. The settlement was approved by the U.S. District Court for the District of Massachusetts, and the Settlement Warrants were issued to approved members of the class of plaintiffs and plaintiffs’ counsel as part of the settlement consideration. The Settlement Warrants have not been registered under the Securities Act of 1933 pursuant to an exemption under Section 3(a)(10) of that Act. However, the Section 3(a)(10) exemption available to the Settlement Warrants does not exempt the sale of common stock upon exercise of the Settlement Warrants. Therefore, as part of the settlement, Raytheon registered under the Securities Act the sale of the shares of its common stock pursuant to the exercise of the Settlement Warrants and agreed to use its reasonable best efforts to maintain the effectiveness of that registration statement (subject to certain exceptions) for as long as the Settlement Warrants are outstanding.

A complete description of the terms of the Settlement Warrants is set forth in the Warrant Agreement between Raytheon Company and the American Stock Transfer & Trust Company (“AST”), as warrant agent (the “Warrant Agreement”). The Warrant Agreement is attached as an exhibit to Raytheon’s Current Report on Form 8-K dated June 9, 2006, which is incorporated by reference into the registration statement of which this prospectus supplement is a part. The following description of the Settlement Warrants does not purport to be complete and is qualified in its entirety by reference to such document.

Each Settlement Warrant confers upon its holder the right, which may be exercised on any business day until 5:00 p.m. on the fifth anniversary of the issue date, to purchase from Raytheon one share of Raytheon common stock upon payment of the exercise price of $37.50 per share. The Settlement Warrants are expected to be issued on or about June 16, 2006. The number of shares of common stock issuable upon exercise of each Settlement Warrant and the exercise price of each are subject to adjustment pursuant to the terms of the Warrant Agreement.

Prior to the exercise of any Settlement Warrant, holders of Settlement Warrants are not entitled to any rights of a stockholder of Raytheon, including, without limitation, the right to vote or to receive dividends or other distributions. Furthermore, the holders of Settlement Warrants are not entitled to receive any notice of any proceedings of Raytheon except in certain limited circumstances set forth in the Warrant Agreement.

The claims administrator for the litigation referenced above is required to supply AST with all necessary information to arrange for electronic direct registration of the Settlement Warrants in the Settlement Warrants Holders’ names through the Direct Registration System with DTC. Claimants whose recognized claim required the issuance of 99 Settlement Warrants or less will receive a cash payout in lieu of receiving Settlement Warrants. The claims administrator accepted approximately 134,495 claimants into the settlement, with approximately 5,039 of those claimants receiving Settlement Warrants.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

On May 4, 2005, stockholders of the Company approved an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation (1) to eliminate the classified board structure and provide for the annual election of all directors and (2) to provide for the removal, with or without cause, of any director by the holders of a majority of shares entitled to vote at the election of directors. The Amendment was filed with the Secretary of State of the State of Delaware on May 5, 2005 and was effective upon filing.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$3,000,000,000

RAYTHEON COMPANY

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

GUARANTEES

RC TRUST II

TRUST PREFERRED SECURITIES

Fully and Unconditionally Guaranteed, as described herein, by Raytheon Company

We may, from time to time, offer:

•	debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of these securities; and

•	stock purchase contracts.

The securities we offer will have an aggregate public offering price of up to $3.0 billion. These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

RC Trust II may, from time to time, offer trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately or together in units with other securities described in this prospectus.

We and RC Trust II will indicate the particular securities we offer and their specific terms in a supplement to this prospectus. In each case we would describe the type and amount of securities we are offering, the initial public offering price and the other terms of the offering.

Our common stock is listed on the New York Stock Exchange under the symbol “RTN.” We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement will disclose the exchange or market.

Risks associated with an investment in the securities will be described in the applicable prospectus supplement, as described under “ Risk Factors” on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our and RC Trust II’s principal place of business is 870 Winter Street Waltham, Massachusetts 02451 and our and RC Trust II’s telephone number is (781) 522-3000.

The date of this prospectus is April 15, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $3.0 billion or the equivalent denominated in foreign currency.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated By Reference.”

We have not included, or incorporated by reference, separate financial statements of RC Trust II in this prospectus. Neither we nor RC Trust II consider these financial statements material to holders of the trust preferred securities because:

•	RC Trust II is a special purpose entity;

•	RC Trust II does not have any operating history or independent operations; and

•	RC Trust II is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding our debt securities and engaging in related activities.

Furthermore, the combination of our obligations under our debt securities, the associated indentures, RC Trust’s declaration of trust and our related guarantees provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that RC Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended.

You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. Neither we nor RC Trust II have authorized anyone else to provide you with different information. Neither we nor RC Trust II are making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

References in this prospectus to the terms “we,” “our” or “us” or other similar terms mean Raytheon Company, unless we state otherwise or the context indicates otherwise. References in this prospectus to “RC Trust” mean RC Trust II.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information we are incorporating by reference into it contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under “Our Company” and located elsewhere in this prospectus and the documents we incorporate by reference regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption “Risk Factors” in the applicable prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.

Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

OUR COMPANY

With worldwide 2004 sales of $20.2 billion, we are an industry leader in defense and government electronics, space, technical services, and business and special mission aircraft. Our government and defense business is currently aligned in six business segments: Integrated Defense Systems; Intelligence and Information Systems; Missile Systems; Network Centric Systems; Space and Airborne Systems; and Technical Services. Raytheon Aircraft is one of the leading providers of business and special mission aircraft and delivers a broad line of jet, turboprop, and piston-powered airplanes to individual, corporate and government customers world-wide.

We were founded in 1922 and are currently incorporated in the state of Delaware. Our principal executive offices are located at 870 Winter Street, Waltham, Massachusetts 02451.

RC TRUST

RC Trust is a subsidiary of ours. RC Trust was created under the Delaware Business Trust Act and is governed by a declaration of trust, as it may be amended and restated from time to time, among the trustees of RC Trust and us.

When RC Trust issues its trust preferred securities, the holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of RC Trust. We will acquire all of the issued and outstanding trust common securities of RC Trust, representing an undivided beneficial interest in the assets of RC Trust of at least 3%.

RC Trust will exist primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its trust preferred and trust common securities in our debt securities; and

•	engaging in other activities only as are necessary or incidental to issuing its securities and purchasing and holding our debt securities

The debt securities RC Trust purchases from us may be subordinated debt securities or senior debt securities. We will specify the type of debt security in a prospectus supplement.

RC Trust has three trustees. One of the trustees, referred to as the regular trustee, is an individual who is an officer and employee of Raytheon. Additional regular trustees may be appointed in the future. The second trustee is The Bank of New York, which serves as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939, as amended. The third trustee is The Bank of New York (Delaware), which has its principal place of business in the State of Delaware, and serves as the Delaware trustee of RC Trust.

The Bank of New York, acting in its capacity as guarantee trustee, will hold for the benefit of the holders of trust preferred securities a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

Unless otherwise provided in the applicable prospectus supplement, because we will own all of the trust common securities of RC Trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of RC Trust will be described in the applicable prospectus supplement, but may dissolve earlier, as provided in RC Trust’s declaration of trust, as it may be amended and restated from time to time.

The rights of the holders of the trust preferred securities of RC Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of RC Trust, will be contained in and governed by the declaration of trust of RC Trust, as it may be amended and restated from time to time, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

RISK FACTORS

An investment in our securities or in the trust preferred securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors in any applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Year Ended December 31,
2000	2001	2002	2003	2004
1.9x	*	2.6x	2.2x	2.1x

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

•	earnings consist of income from continuing operations before taxes, fixed charges and amortization of capitalized interest, less capitalized interest; and

•	fixed charges consist of the portion of rents representative of an interest factor and interest expensed, which includes amortization of debt discount and issuance expense, and capitalized; and

•	equity security distributions are included in combined fixed charges and preferred stock dividends.

The decline in the ratio of earnings to combined fixed charges and preferred stock dividends in 2001 is primarily a result of the $745 million third quarter 2001 charge related to Raytheon Aircraft Company.

* The ratio of earnings to combined fixed charges has not been presented for 2001 as the ratio is less than 1.0. In order to achieve a ratio of 1.0, the Company’s income from continuing operations before taxes per statements of income would have had to have been $246 million higher.

The ratios for all periods presented have been restated to exclude (except for interest costs) our prior business segments, Raytheon Engineers & Constructors, or RE&C, which was sold in the first quarter of 2000 and Aircraft Integration Systems, or AIS, which was sold in the first quarter of 2002 and are included in discontinued operations.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	repayment or refinancing of debt or other corporate obligations;

•	capital expenditures;

•	repurchases and redemptions of securities; and/or

•	acquisitions.

Pending any specific application, we may initially invest net proceeds from the sale of the offered securities in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RC Trust will use all net proceeds from the sale of its trust preferred securities and its trust common securities to purchase our debt securities.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities will be our unsecured direct obligations, which may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

This section describes the general terms and provisions of the debt securities that we may offer from time to time in the form of one or more series, including to RC Trust. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement.

Our unsecured senior debt securities will be issued under an Indenture, dated as of July 3, 1995, between us and The Bank of New York, as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second Indenture, also dated as of July 3, 1995, and between us and The Bank of New York, as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. Both indentures are qualified under the Trust Indenture Act of 1939.

Copies of each of the July 3, 1995 indentures are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to those indentures for the complete terms of the debt securities.

See “Where You Can Find More Information.” In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

Our existing indentures permit us to issue the debt securities without limit as to aggregate principal amount, in one or more series. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Generally, we will pay the principal of, premium, if any, on, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer including, where applicable, the following:

•	the title and series designation of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

•	the stated maturity date;

•	the interest rate, which may be fixed or variable, or its method of calculation;

•	when interest will be payable, as well as the record date for determining who we will pay interest to;

•	where the principal, premium, if any, and interest on the debt securities will be paid;

•	any mandatory or optional sinking funds or similar arrangements;

•	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

•	whether we have any obligation to redeem or repurchase the debt securities at your option;

•	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

•	the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

•	the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from U.S. dollars;

•	any index we may use to determine the amount of payment of principal of, premium, if any, on, and interest on the debt securities;

•	if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

•	the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

•	whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

•	any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

•	any other terms of the debt securities.

The terms of our debt securities may provide for deferred interest payments, or for an issue price at a discount from the stated redemption price at maturity, either of which would constitute original issue discount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will in some cases receive an amount less than the stated principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

If we were to become insolvent, your claim as a holder of debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Subordination of Our Subordinated Debt Securities

Generally, the payment of principal of, or premium, if any, on, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

If we were to become insolvent, holders of our subordinated debt securities may not be paid with respect to those securities until our senior debt and third party creditors, as well as holders of any indebtedness or preferred stock of our subsidiaries, are paid in full.

The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

The indenture for our unsecured subordinated debt securities defines “senior indebtedness” to include the principal of, premium, if any, on, and interest on:

•	all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated debt securities indenture or thereafter created, incurred or assumed; and

•	any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

In addition, for purposes of the definition of “senior indebtedness,” “indebtedness for money borrowed” includes:

•	any obligation of, or any obligation guaranteed by, us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	any deferred payment obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

•	any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

Events of Default

Generally speaking, any of the following events will constitute an event of default under the indentures:

•	failure to pay interest on our debt securities for thirty days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

•	failure to pay principal of, or premium, if any, on, our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•	failure to make any sinking fund payment when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•	failure to perform any other covenant or agreement set forth in the securities of that series or in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 60 days after written notice as provided in the indenture;

•	bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

A holder will be notified of an event of default with respect to a series of our debt securities by the trustee.

If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither a holder, RC Trust nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration.

The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at a holder’s request unless the holder provides the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

A holder may institute a suit against us for enforcement of the holder’s rights to receive payment of the principal of, premium, if any, on, or interest on our debt securities after the due dates. However, the holder will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to a series of our debt securities held by the holder;

•	holders of at least 25% of the aggregate principal amount of that series make a written request, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holders’ written request, within 60 days following receipt of the holders’ written request, from holders of a majority in aggregate principal amount of that series; and

•	the trustee does not institute the proceeding the holders requested within 60 days following the receipt of the holders’ written request and offer of indemnity.

Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $50 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

Defeasance and Covenant Defeasance

Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

•	defeasance—which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

•	covenant defeasance—which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on, and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that a holder of the applicable debt securities will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities.

If we effect covenant defeasance with respect to any of our debt securities, and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

Modification and Waiver

Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

•	to change the stated maturity of the principal, or any installment of interest or premium, if any;

•	to reduce the principal amount, the premium, if any, on, the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

•	to change the place of payment, or the currency in which payments are made;

•	to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date;

•	to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; and

•	to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of either indenture, or for waiver of our compliance with indenture provisions or defaults.

Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on, or interest on our debt securities and except for our compliance with specified covenants.

Covenants

Our current indentures contain covenants regarding, among other things:

•	a limitation on liens other than specified types of liens;

•	a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and

•	restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with those covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

Conversion or Exchange Rights

If any series of our debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which it may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at your election; and

•	how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Our Debt Trustee

The current trustee for our debt securities is The Bank of New York, which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Global Securities

Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or us if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, the holder will not be entitled to have our debt securities registered in the holder’s own name, and the holder will not be entitled to receive a certificate representing its ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which the holder is a client to exercise the rights of a holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to, or payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•	we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or

•	there is a continuing event of default under the indenture governing the debt securities held in global form.

The following is based on information furnished to us:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices must be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue up to 1,450,000,000 shares of common stock, $0.01 par value per share.

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our restated certificate of incorporation and our amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Holders of our common stock are entitled to one vote per share and shall vote together as a single class on all matters to be voted on by our stockholders. Pursuant to our restated certificate of incorporation, there are no cumulative voting rights in the election of directors. The approval of corporate actions may also require the approval of the holders of any series of our preferred stock. See “Description of Our Preferred Stock.”

Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our restated certificate of incorporation or the law requires otherwise.

Our common stockholders will be entitled to receive dividends and distributions declared by our Board of Directors, to the extent permitted by outstanding shares of preferred stock and by our restated certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders on a per share basis.

If we are liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

Holders of our common stock will not have any preemptive, subscription or conversion rights with respect to shares of our common stock. We may issue additional shares of our common stock, if authorized by our Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

DESCRIPTION OF OUR PREFERRED STOCK

We are authorized to issue up to 200,000,000 shares of preferred stock, $0.01 par value per share, of which 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, $0.01 par value.

This section describes the general terms and provisions of our preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our restated certificate of incorporation and the applicable prospectus supplement for more specific information.

Our Board has been authorized, subject to limitations provided in our restated certificate of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

With respect to each series of our preferred stock, our Board has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to a holder for each share owned if we are dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series; and

•	your voting rights for the shares you own.

Holders of our preferred stock will not have preemptive rights with respect to shares of our preferred stock. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

We currently plan to retain American Stock Transfer & Trust Company as the registrar and transfer agent of any series of our preferred stock.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with American Stock Transfer & Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the amount of securities you will receive upon exercise, the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the warrants will expire;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

AND THE STOCK PURCHASE UNITS

We may issue contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders’ obligations to purchase the common stock under the stock purchase contracts. We refer to these units herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

If and when RC Trust issues trust preferred securities, its declaration of trust will be replaced by an amended and restated declaration of trust which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated declaration of trust is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The terms of the trust preferred securities will include those stated in RC Trust’s declaration of trust, as it may be amended and restated from time to time, and those made a part of that declaration by the Trust Indenture Act of 1939. This section describes the general terms and provisions of RC Trust’s amended and restated declaration of trust and the trust securities RC Trust may offer from time to time. The applicable prospectus supplement will describe the specific terms of the amended and restated declaration of trust and the trust preferred securities offered through that prospectus supplement. Any final amended and restated declaration of trust will be filed with the SEC if RC Trust issues trust preferred securities. A holder of trust preferred securities should read the applicable prospectus supplement and the amended and restated declaration of trust for more specific information.

The prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities to be issued;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of RC Trust, after the satisfaction of liabilities to creditors of RC Trust, to the holders of trust preferred securities upon dissolution, winding up or termination of RC Trust;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of RC Trust;

•	any voting rights of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to a specified action or amendments to the declaration of trust;

•	terms for any conversion or exchange of the related series of our debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the related series of our debt securities;

•	any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The regular trustee, on behalf of RC Trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust preferred and trust common securities will represent undivided beneficial ownership interests in the assets of RC Trust. Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

The only source of cash to make payments on the trust preferred securities issuable by RC Trust will be payments on debt securities RC Trust purchases from us. The property trustee of RC Trust will hold legal title to the debt securities RC Trust purchases in trust for the benefit of the holders of its trust preferred securities. If RC Trust is dissolved, after satisfaction of RC Trust’s creditors, the property trustee may distribute the debt securities held in trust on a proportionate basis to the holders of trust preferred and trust common securities.

We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The terms of our guarantee will be set forth in the applicable prospectus supplement and are summarized under the caption “Description of the Trust Preferred Securities Guarantee” included elsewhere in this prospectus. The guarantee will not guarantee the payment of distributions, as defined below, or any amounts payable on redemption or liquidation of the trust preferred securities when RC Trust does not have funds available to make these payments. If we were to become insolvent, your claim as a holder of trust preferred securities, which represents in effect an interest in the related series of our debt securities, or as a holder of our debt securities as part of a stock purchase unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

In the applicable prospectus supplement we will also describe certain material U.S. federal income tax consequences and special considerations applicable to the trust preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

If and when RC Trust issues trust preferred securities, we will fully and unconditionally guarantee payments on the trust preferred securities as described in this section, any applicable prospectus supplement and the guarantee executed by us in connection with the issuance of the trust preferred securities. The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

This section describes the general terms and provisions of our trust preferred securities guarantee. The applicable prospectus supplement will describe the specific terms of the trust preferred securities guarantee. The form of trust guarantee is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We will file with the SEC a final guarantee if RC Trust issues trust preferred securities. A holder of trust preferred securities should refer to the applicable prospectus supplement and to the full text of our guarantee and those terms made a part of the guarantee by the Trust Indenture Act of 1939 for more specific information.

We will irrevocably and unconditionally agree to pay in full to holders of trust preferred securities the following amounts to the extent not paid by RC Trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by RC Trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of RC Trust; and

•	payments upon the dissolution of RC Trust equal to the lesser of:

(1) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent RC Trust has funds legally available for those payments; and

(2) the amount of assets of RC Trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of RC Trust.

We will not be required to make these liquidation payments if:

•	RC Trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	RC Trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

We may satisfy our obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing RC Trust to make the payment to them.

The guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. The guarantee only covers, however, distributions and other payments on trust preferred securities if and to the extent that we have made corresponding payments on the debt securities to the applicable property trustee. If we do not make those corresponding payments on the debt securities, RC Trust will not have funds available for payments and we will have no obligation to make a guarantee payment.

The obligations under the debt securities, the associated indenture, RC Trust’s declaration of trust and our related guarantee, taken together, will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities.

Raytheon Covenants

In the guarantee, we will agree that, as long as any trust preferred securities issued by RC Trust are outstanding, we will not make the payments and distributions described below if:

•	we are in default on our guarantee payments or other payment obligations under the related guarantee;

•	any trust enforcement event under RC Trust’s declaration of trust has occurred and is continuing; or

•	we elect to defer payments of interest on the related debt securities by extending the interest payment period, and that deferral period is continuing.

In these circumstances, we will agree that we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debt securities we issue to RC Trust or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if that guarantee ranks equally with or junior in interest to the debt securities we issue to RC Trust.

However, even during these circumstances, we may:

•	purchase or acquire our capital stock in connection with the satisfaction of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock (other than a contract or security ranking expressly by its terms on a parity with or junior to the debt securities);

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

•	declare dividends or distributions in our capital stock where the dividend stock is the same stock as that on which the dividend is being paid;

•	redeem, repurchase or issue any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

In addition, as long as trust preferred securities issued by RC Trust are outstanding, we will agree that we will:

•	remain the sole direct or indirect owner of all the outstanding trust common securities of RC Trust, except as permitted by its declaration of trust;

•	permit the trust common securities of RC Trust to be transferred only as permitted by its declaration of trust; and

•	use reasonable efforts to cause RC Trust to continue to be treated as a grantor trust for U.S. federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in its declaration of trust, in which case RC Trust would be dissolved.

Amendments and Assignment

We and the guarantee trustee may amend the guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by RC Trust.

We may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us that is permitted under the indenture governing the debt securities.

Termination of the Guarantee

Our guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of RC Trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred and trust common securities of RC Trust in exchange for all the securities issued by RC Trust; or

•	full payment of the amounts payable upon liquidation of RC Trust.

The guarantee will, however, continue to be effective, or will be reinstated, if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

Our obligations under the guarantee will be unsecured and effectively junior to all debt and preferred stock of our subsidiaries. By acceptance of the trust preferred securities, the holders of trust preferred securities agree to any subordination provisions and other terms of the related guarantee. We will specify in the applicable prospectus supplement the ranking of the guarantee with respect to our capital stock and other liabilities, including other guarantees.

The guarantee will be deposited with the guarantee trustee to be held for the benefit of the holders of the trust preferred securities. The guarantee trustee will have the right to enforce the guarantee on the holders’ behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by RC Trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the guarantee.

The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee, without first instituting a legal proceeding against RC Trust or any other person or entity.

If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, a holder of the trust preferred securities may institute a legal proceeding directly against us to enforce the holder’s rights under that guarantee without first instituting a legal proceeding against RC Trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

We will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantee.

Duties of Guarantee Trustee

The guarantee trustee normally will perform only those duties specifically set forth in the guarantee. The guarantee will not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the trust preferred securities only if the guarantee trustee is offered security and indemnity satisfactory to it.

RELATIONSHIP AMONG THE DEBT SECURITIES, THE TRUST PREFERRED SECURITIES AND THE TRUST PREFERRED SECURITIES GUARANTEE

To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust preferred securities. If and to the extent we do not make payments on the debt securities to the property trustee, RC Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover any payment of distributions or other amounts due on the trust preferred securities unless RC Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the debt securities, the associated indenture, RC Trust’s declaration of trust and our related guarantee will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of RC Trust’s payment obligations under the trust preferred securities.

Sufficiency of Payments

As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust preferred securities because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we, as issuer of the debt securities, will pay, and RC Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of RC Trust, other than with respect to the trust preferred securities; and

•	the declaration of trust will further provide that RC Trust will not engage in any activity that is not consistent with the limited purposes of RC Trust.

Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due, taking account of any extension period, the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against RC Trust, the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under RC Trust’s declaration of trust to the extent of any payment made by us to that holder.

If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

The trust preferred securities evidence undivided beneficial ownership interests in the assets of RC Trust, and RC Trust exists for the sole purpose of issuing and selling the trust preferred and trust common securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of our debt securities is that a holder of our debt securities is entitled to receive from us the principal amount of, and interest accrued on, the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from RC Trust, or from us under the guarantee, only if, and to the extent, RC Trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of RC Trust involving the redemption or repayment of the debt securities, the holders of the trust preferred securities will be entitled to receive, out of assets held by RC Trust, subject to the rights of creditors of RC Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of RC Trust other than RC Trust’s obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of us would be substantially the same.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

We are organized as a Delaware corporation. The following is a summary of our restated certificate of incorporation and amended and restated by-laws and certain provisions of Delaware law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information,” or refer to the provisions of Delaware law.

Advance Notice of Nominations

Our amended and restated by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and provides for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary within the 30-day period beginning on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending 30 days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board, and we do not announce all of the nominees for election, or the fact that the size of our Board will be increased, at least 100 days before the first anniversary of the preceding year’s annual meeting, you will have 10 days following the date of our public announcement to give notice of your nomination to our Secretary.

Classification of Directors

Our restated certificate of incorporation provides that, except as otherwise required by specific provisions of the restated certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of our directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders’ meeting electing that class. Our Board has unanimously approved and is recommending that our stockholders approve at the 2005 Annual Meeting of Stockholders on May 5, 2005, an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of all directors. A director may be removed only for cause by the vote of our common stockholders, subject to the rights of any series of preferred stock outstanding.

No Action by Written Consent; Special Meeting

Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of an annual or a special meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

According to our amended and restated by-laws, if we call a special meeting to elect directors to our Board, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending 30 days later, or, if later, the 10th day after our public announcement of the meeting.

Limitation on Directors’ Liability

Our restated certificate of incorporation provides, as authorized by law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision may be to reduce the likelihood of derivative litigation against directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of The Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder is approved by our Board prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder owns at least 85% of our voting stock, other than stock held by directors who are also officers or by qualified employee stock plans, upon consummation of the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of our Board and by the affirmative vote of 66% of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were interested stockholders prior to the corporation becoming subject to Section 203.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The trading symbol for our common stock on these exchanges is “RTN.”

Transfer Agent

American Stock Transfer & Trust Company is the Transfer Agent for our common stock.

PLAN OF DISTRIBUTION

We and RC Trust may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we and RC Trust offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we and RC Trust sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, neither we nor RC Trust can assure you of the liquidity of, or continued trading markets for, any securities that we and RC Trust offer.

If dealers are used in the sale of securities, we and RC Trust will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and RC Trust may sell the securities directly, and not through underwriters or agents. We and RC Trust may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and RC Trust may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and RC Trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or RC Trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Issuance Of Common Stock Pursuant To Certain Warrant Exercises

We may also offer and sell our common stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act, in connection with a settlement of litigation against us. No underwriter would be used in connection with such offer and sale of common stock or the exercise of such warrants. We would issue the shares of our common stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF THE OFFERED SECURITIES

Neal E. Minahan, Esq., the former Senior Vice President and General Counsel of Raytheon, has passed upon the validity of our debt securities, common stock, preferred stock, warrants, guarantees, stock purchase contracts and stock purchase units. As of the date of such opinion, Neal E. Minahan, Esq. held 18,000 shares of common stock and options to acquire an additional 160,050 shares of common stock.

The validity of the trust preferred securities to be issued by RC Trust, and the enforceability of its declaration of trust and the creation of RC Trust, has been passed upon by Richards, Layton and Finger, P.A., Wilmington, Delaware.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC’s public reference section, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the following documents filed by us:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, File No. 1-13699, filed with the SEC on March 15, 2005

•	our registration statements on Form 8-A and Form 8-A/A filed with the SEC on December 11, 1997, December 17, 1997 and May 1, 2001.

In addition to the documents listed above, we incorporate by reference any future filings made by us, including filings made prior to the effectiveness of this registration statement, with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering of the securities made by this prospectus is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, excluding exhibits other than those to which we specifically refer. Such written requests should be addressed to:

Secretary, Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

You may direct telephone requests to our Secretary at (781) 522-3000.